EXHIBIT 99.1

For Immediate Release
WM Elects Tom Bené to Board of Directors	FOR MORE INFORMATION WM Website investors.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Werner corp_comm@wm.com

Houston — March 1, 2024 — WM (NYSE: WM) announced today its board of directors has elected Tom Bené, president and CEO, Breakthru Beverage Group, LLC, as an additional, independent member of its board of directors, effective today.

“We’re delighted to announce the election of Tom to the board after a comprehensive search,” said Kathy Mazzarella, chairman, WM. “With his extensive business leadership experience and background developing strong corporate cultures, he will be an asset to WM.”

Mr. Bené, 61, has four decades of experience executing on strategic business priorities and delivering financial growth for leading public companies. Since 2021, he has served as president and CEO of Breakthru Beverage Group, a leading beverage wholesaler, where he is focused on leading the company through a period of growth and expansion by driving new capabilities and innovation. Prior to his current role, he held several operations and business leadership roles at Sysco Corporation, including serving as president, CEO, and chairman. Before joining Sysco in 2013, Mr. Bené spent 23 years at PepsiCo in numerous roles of increasing responsibility and scale. He holds a Bachelor of Science in Business Administration from the University of Kansas.

“We're very pleased to welcome Tom to our board,” said Jim Fish, president and CEO, WM. His deep experience in logistics, track record of fostering growth, and his dedication to employee development and outstanding customer service will be valuable as we navigate the opportunities ahead of us. In addition, his focus on competitive differentiation through the use of technology complements WM’s growth and optimization strategy.”

Mr. Bené will serve on the Management Development and Compensation Committee of the board. His election expands the Board of Directors of WM to 10 members, nine of whom are independent directors.

about wm

WM (WM.com) is North America's leading provider of comprehensive environmental solutions. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling and disposal services to millions of residential, commercial, industrial and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them achieve their sustainability goals. WM has the largest disposal network and collection fleet in North America, is the largest recycler of post-consumer materials and is the leader in beneficial use of landfill gas, with a growing network of renewable natural gas plants and the most landfill gas-to-electricity plants in North America. WM's fleet includes more than 12,000 natural gas trucks – the largest heavy-duty natural gas truck fleet of its kind in North America. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

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